Exhibit 99.1

Inventure Foods Reports Third Quarter 2011 Results

Net Revenues Up 10.1%; $0.01 EPS Loss

PHOENIX — Oct. 26, 2011 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food maker and marketer, today reported financial results for the third quarter ending Sept. 24, 2011, highlighted by net revenue growth of 10.1% and continued sales momentum and trade support for the Company’s Jamba® All-Natural Smoothies national roll-out.

Third Quarter 2011 Financial Results

Inventure generated net revenue of $37.5 million for the third quarter, an increase of 10.1%, or $3.4 million, versus the prior-year third quarter.  Snack division net revenue posted a 4.8% increase over the same quarter a year ago to $23.5 million, which was led by a 10.3% increase in net revenues for Boulder Canyon Natural Foods™ products, and a 60.3% increase in Private Label products. Net revenues for T.G.I.Friday’s® and BURGER KING™ were virtually flat for the quarter.  These items were partially offset by declines in the Company’s other smaller brands.

Frozen division net revenue, which includes Jamba® All-Natural Smoothies, totaled $14.0 million for the quarter, up 20.3% over the prior year quarter.  Excluding Jamba®, Frozen division net revenues increased 10.3% for the quarter.  Jamba® net revenues for the quarter totaled $3.3 million ($5.1 million gross), which continue to meet the Company’s expectations.

Consolidated net loss for the quarter was $0.2 million, or a $0.01 loss per fully diluted share, compared to consolidated net income of $1.2 million, or $0.07 per fully diluted share, during the third quarter of 2010.

Consolidated EBITDA for the quarter totaled $1.0 million, a decrease of 61.2% compared to the third quarter of last year.  A table reconciling EBITDA to net income (loss) is presented at the end of the consolidated financial statements included in this release.

Other third quarter financial highlights include:

•                  Gross profit of $6.4 million, or 17.1% of net revenues, was down 9.7% in dollars and down 375 basis points compared to the same period last year.  Gross profit dollars and margin were impacted by a $1.8 million, or 62.8%, increase in slotting fees, trade advertising, and coupon expenses, nearly all of which continue to support the Jamba® and Boulder Canyon™ brands.  Snack division gross margins were lower as the Company worked through capacity constraints at its Goodyear plant as part of the facility’s ongoing capital improvements program.

•                  Selling, General and Administrative (SG&A) expenses totaled $6.6 million for the quarter, or 17.6% of net revenues, an increase of $1.1 million and 155 basis points compared to last year. This increase is attributable to the Company’s continued Jamba® and Boulder Canyon™ investment, including increases in sampling, marketing and commission expenditures.

Year to Date 2011 Net Revenue, EPS and EBITDA

Through the first nine months of 2011, Inventure reported a 17.3% increase in net revenues of $117.8 million, compared to $100.4 million for the first nine months of 2010.  Fully diluted earnings per share for the first nine months of 2011 were $0.11 versus $0.21 during the same period in 2010, a decrease of 47.6%.  EBITDA for the first nine months of 2011 was $7.2 million, a decrease of 21.4% versus last year.

Management Commentary and Future Outlook

“I am pleased with our overall execution during the third quarter, as we continued to deliver net revenue growth in both our Snack and Frozen divisions,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Although our third quarter results delivered negative earnings, we executed a number of significant planned initiatives which are in line with our expectations.

“Our decision earlier this year to roll-out our Jamba® At-Home Smoothies nationally has involved the significant strategic expenditures necessary for an effective launch. Our continued investment in Jamba® has increased overall ACV to 55%, up significantly from 30% just last quarter, and delivered gross revenue of $5.1 million for the quarter and $15.4 million year to date.  We also continue to roll out our most recent flavor, Caribbean Passion, which has been met with great response from retailers.  Given the strong retail reception thus far, we will begin shipping our fifth item in the line, Orange Dream Machine, during the fourth quarter.   Our Jamba® Smoothies were recently recognized in “Every Day with Rachel Ray” magazine as the best make at home smoothie product.  We increased our consumer and public relations efforts in support of the launch and should see further expansion for the brand both in existing customers and new customers.

“Our Snack division revenues and margins experienced constrained capacity during the quarter, as we shut down the Goodyear plant on several occasions to install newer and more efficient equipment.  I am pleased to report that the first two phases of the installation are now complete, and we expect improvement going forward.  Our Boulder Canyon™ brand continued to grow with a 10% net revenue increase, despite a large retail consumer program shifting from the third quarter last year to the fourth quarter of this year, and despite production shortages due to the Goodyear effort.  In addition, we continued to develop our premium private label program, with 60% net revenue growth.

“We remain focused on delivering innovative products in line with consumer trends. We are very encouraged by the trade’s strong interest in our recent release of Nathan’s Famous® branded snacks, and we are pleased with the initial metrics on our Boulder Canyon Garden Select Vegetable Crisps.  We also have several exciting extrusion product initiatives underway for 2012.”

McDaniel concluded: “I am pleased with the execution to date of our strategic plan in 2011, and we should be seeing the payback of our investments in the near term.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s third quarter 2011 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a manufacturer and marketer of Intensely Different™ food brands under a variety of owned or licensed brand names, including Boulder Canyon Natural Foods™, Jamba®, Rader Farms®, T.G.I.Friday’s®, Nathan’s Famous®, BURGER KING™, Poore Brothers®, Tato Skins®, and Bob’s Texas Style®.  For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$37,518,334	$34,072,238	$117,768,352	$100,381,412
Cost of revenues	31,111,745	26,981,184	95,333,715	78,503,854
Gross profit	6,406,589	7,091,054	22,434,637	21,877,558
Selling, general & administrative expenses	6,615,271	5,479,110	18,669,356	15,563,371
Operating income (loss)	(208,682)	1,611,944	3,765,281	6,314,187
Interest expense, net	227,316	232,545	645,047	630,407

Income (loss) before income taxes	(435,998)	1,379,399	3,120,234	5,683,780
Income tax provision (benefit)	(245,186)	166,882	1,044,980	1,849,213
Net income (loss)	$(190,812)	$1,212,517	$2,075,254	$3,834,567

Earnings (loss) per common share:
Basic	$(0.01)	$0.07	$0.11	$0.21
Diluted	$(0.01)	$0.07	$0.11	$0.21
Weighted average number of common shares:
Basic	18,139,674	17,936,356	18,072,579	17,907,241
Diluted	18,139,674	18,559,515	18,732,535	18,490,471

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 24,	December 25,
	2011	2010
	(unaudited)	(unaudited)
Current assets:
Cash	$1,366,226	$980,547
Accounts receivable, net allowance	14,814,595	11,703,056
Inventories	36,395,586	21,814,930
Deferred income tax asset	557,620	621,801
Other current assets	1,911,221	1,295,837
Total current assets	55,045,248	36,416,171

Property and equipment, net	33,277,142	28,007,869
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,043,660	2,075,160
Other assets	729,714	705,442
Total assets	$102,711,989	$78,820,867

Current liabilities:
Accounts payable	$14,375,482	$7,707,475
Accrued liabilities	12,030,104	6,452,845
Current portion of long-term debt	3,040,182	1,692,193
Total current liabilities	29,445,768	15,852,513

Long-term debt, less current portion	9,009,411	11,567,800
Line of credit	19,044,381	9,096,892
Interest rate swaps	862,874	649,389
Deferred income tax liability	3,096,565	3,337,290
Other liabilities	675,389	527,325
Total liabilities	62,134,388	41,031,209
Shareholders’ equity:
Common stock	185,362	183,729
Additional paid-in capital	27,398,106	26,557,191
Accumulated other comprehensive loss	(436,761)	(306,902)
Retained earnings	13,902,089	11,826,835
	41,048,796	38,260,853

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	40,577,601	37,789,658
Total liabilities and shareholders’ equity	$102,711,989	$78,820,867

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Nine Months Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010

Reconciliation — EBITDA (1):
Reported net income (loss)	$(190,812)	$1,212,517	$2,075,254	$3,834,567
Add back: Interest, net	227,316	232,545	645,047	630,407
Add back: Income tax provision (benefit)	(245,186)	166,882	1,044,980	1,849,213
Add back: Depreciation	1,196,709	949,052	3,380,913	2,788,550
Add back: Amortization of intangible assets	10,500	10,500	31,500	31,500
EBITDA	$998,527	$2,571,496	$7,177,694	$9,134,237

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.